Exhibit 99





                                 Farmer Mac News


FOR IMMEDIATE RELEASE                                       CONTACT
July 22, 2005                                               Mary K. Waters
                                                            202-872-7700


                Farmer Mac Announces First Global Debt Offering


     Washington,  D.C. -- The Federal Agricultural  Mortgage Corporation (Farmer
Mac), the Congressionally chartered secondary market for agricultural real estate and rural housing mortgage loans, today announced it will offer $500 million of three-year Global Notes under its new Global Debt Program. The Notes will be priced next week and are expected to be listed on the New York Stock Exchange and the London Stock Exchange. Farmer Mac has named Bear, Stearns & Co. Inc. and Merrill Lynch & Co. as the co-lead dealers for the offering. The Corporation will use the proceeds of the Notes for general corporate purposes.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans. Farmer Mac's Class C and Class A common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.